EXHIBIT 1
AGREEMENT TO FILE JOINT SCHEDULE 13D
     Each of the undersigned, being a record owner or “beneficial owner” of the common stock of Conn’s, Inc. (“Common Stock”), hereby agrees to jointly file a Schedule 13D with respect to their respective holdings of the Common Stock and to include this agreement as an exhibit to such Schedule 13D.
     IN WITNESS WHEREOF, each of the undersigned has executed and delivered this agreement as of the 28th day of December, 2010.

SF Holding Corp. Stephens Vascular Preferred, LLC Stephens Vascular Options, LLC
By:	/s/ Todd Ferguson
Todd Ferguson, as attorney in fact for SF Holding Corp., Stephens Vascular Preferred, LLC and Stephens Vascular Options, LLC